Exhibit 4.4

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

by and among

Yunji Inc.

Acceleration S Limited

TRUSTBRIDGE PARTNERS IV, L.P.

China Renaissance Corporation

Eastern Bell XII Investment Limited

CPYD Singapore Pte. Ltd.

FASTURN OVERSEAS LIMITED

Eastern Bell XIX Investment Limited

China TH Capital Limited

Fountain Sight Limited

Shanghai Fengxian Information and Technology Development Partnership

(LLP) (上海丰羡信息科技发展合伙企业(有限合伙 ))

and

THE OTHER PARTIES NAMED HEREIN

June 4, 2018

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on June 4, 2018 by and among:

A.    Yunji Inc., a Cayman Islands exempted company whose registered address is at the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

B.    Yunji Holding Limited (雲集控股有限公司), a Hong Kong company whose registered address is at Room 1907, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (the “HK Co.”);

C.    Hangzhou Yunchuang Sharing Network Technology Co., Ltd. (杭州云创共享网络科技有限公司), a company established under the laws of the PRC, whose registered address is at Suite 505, 99 Xiwen Street, Xiacheng District, Hangzhou, Zhejiang Province, PRC (浙江省杭州市下城区西文街99号505室 ) (the “WFOE”);

D.    Yunji Sharing Technology Co., Ltd. (云集共享科技有限公司), a company established under the laws of the PRC, whose registered address is at Suite 601, No. 14, Xintiandi Business Center, Xiacheng District, Hangzhou, Zhejiang Province, PRC (浙江省杭州市下城区新天地商务中心14 幢601室) (“Domestic Co.”);

E.    Zhejiang Jishang Youxuan E-Commerce Co., Ltd. (浙江集商优选电子商务有限公司), a company established under the laws of the PRC, whose registered address is at Suite 301, No. 14, Xintiandi Business Center, Xiacheng District, Hangzhou, Zhejiang Province, PRC (浙江省杭州市下城区新天地商务中心14 幢301室) (“Operating Co.”);

F.    The Persons as set forth on Schedule A-2 (each, a “Founder”, and collectively, the “Founders”);

G.    The entities as set forth on Schedule A-3 (each a “Founder Holdco”, and collectively, the “Founder Holdcos”);

H.    The entities as set forth on Schedule B-1 (each a “Series Seed Investor”, and collectively, the “Series Seed Investors”);

I.    The entities as set forth on Schedule B-2 (each a “Series A Investor”, and collectively, the “Series A Investors”);

J.    The entities as set forth on Schedule B-3 (each a “Series B Investor” and collectively, the “Series B Investors”); and

K.    The entities as set forth on Schedule B-4 (each a “Series B+ Investor” and collectively, the “Series B+ Investors”, together with the Series Seed Investors, the Series A Investors and the Series B Investors, collectively, the “Investors”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, (i) TH Capital has agreed to purchase from the Company, and the Company has agreed to sell to TH Capital, in an aggregate of 1,108,033 Series B Preferred Shares of the Company, and (ii) the Series B+ Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Series B+ Investors, in an aggregate of 21,105,395 Series B+ Preferred Shares of the Company, each on the terms and conditions set forth in the Preferred Share Purchase Agreement dated June 4, 2018 (the “Share Purchase Agreement”), by and among, the Company, the Founders, the Founder Holdcos, the New Investors and certain other parties thereto. This Agreement is the “Shareholders Agreement” as defined in the Share Purchase Agreement.

WHEREAS, the Company, the Founders, the Founder Holdcos, the Series Seed Investors, the Series A Investors, the Series B Investors (other than TH Capital) and certain other parties thereto entered into certain Shareholders Agreement on February 12, 2018 (the “Prior Shareholders Agreement”) to regulate the rights and obligations among them as well as the business and management of the Group Companies since the date thereof.

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the purchase by the New Investors of the Series B Preferred Shares and the Series B+ Preferred Shares (where applicable) under the Share Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	GENERAL MATTERS.

1.1    Definitions. Capitalized terms used herein without definition have the meanings assigned to them in Annex A attached to this Agreement. The use of any term defined in Annex A in its uncapitalized form indicates that the words have their normal and general meaning.

2.	INFORMATION AND INSPECTION RIGHTS.

2.1    Information and Inspection Rights Prior to a Qualified IPO.

(a)    Information Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as any Investor holds any Investment Securities, the Company will and will cause the Group Companies to, deliver to the Investor the following with respect to the Company and its Subsidiaries:

(i)    annual audited consolidated financial statements within ninety (90) days after the end of each fiscal year, audited in accordance with U.S. GAAP or other accounting principle as approved by the Preferred Majority by a reputable accounting firm approved by the Preferred Majority;

(ii)    monthly unaudited consolidated financial statements within fifteen (15) days after the end of each month;

(iii)    quarterly unaudited consolidated financial statements within forty-five (45) days after the end of each quarter;

(iv)    an annual consolidated budget for the following fiscal year within forty-five (45) days prior to the end of each fiscal year;

(v)    any information provided to other Investors; and

(vi)    upon the request by the Investor, such other information as the Investor shall reasonably request.

All financial statements to be provided to the Investors pursuant to this Section 2.1 and pursuant to any other Transaction Document, including the Restated M&A, shall include an income statement, a balance sheet and a cash flow statement for the relevant period, and be prepared in the English language in accordance with U.S. GAAP or other accounting principle as approved by the Preferred Majority and shall consolidate the results of operations of the Group Companies.

(b)    Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as any Investor (together with its Affiliates) holds not less than three point five percent (3.5%) of Shares of the Company, such Investor or its appointee shall have the right of inspection, including the right to access, examine and copy all books or accounts of each Group Company and/or any of their respective Subsidiaries, and to discuss the business, operations and conditions of each Group Company and their respective Subsidiaries with their respective directors, officers, employees, accounts, legal counsel and investment bankers upon reasonable prior written notice and at its own cost, provided that none of the Group Companies or any of their respective Subsidiaries is obligated to provide any information which, based on the opinion of its counsel, is reasonably deemed as trade secret or proprietary information.

3.	REGISTRATION RIGHTS.

3.1    Applicability of Rights. The holders of the Investment Securities shall be entitled to the following rights with respect to any potential public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

3.2    Definitions. For purposes of this Section 3:

(a)    Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement under the Securities Act, and the declaration of effectiveness of such registration statement.

(b)    Registrable Securities. The term “Registrable Securities” means: (1) Ordinary Shares of the Company issued or to be issued upon conversion of the Preferred Shares issued (A) under the Share Purchase Agreement and (B) pursuant to the issuance of New Securities by the Company to the Investor pursuant to Section 4.1 hereof; (2) Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (3) any other Ordinary Share owned or hereafter acquired by the Investor, including Ordinary Shares issued in respect of the Ordinary Shares described in (1)-(2) above upon any share split, share dividend, recapitalization or a similar event; and (4) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall cease to be Registrable Securities when (i) a Registration Statement covering such securities has been declared effective by the SEC and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (iii) such securities are otherwise transferred and such securities may be resold without subsequent registration under the Securities Act, or (iv) such securities shall have ceased to be outstanding.

(c)    Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Registrable Securities which are convertible into Ordinary Shares.

(d)    Holder. For purposes of this Section 3, the term “Holder” means any Person who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Holder in a permitted transfer, to whom the rights under this Section 3 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of the Preferred Shares convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that (i) the Company shall in no event be obligated to register the Preferred Shares and that (ii) Holders of Registrable Securities will not be required to convert their Preferred Shares into Ordinary Share in order to exercise the registration rights granted hereunder, until immediately prior to the declaration of effectiveness of the registration statement for the offering to which the registration relates.

(e)    Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor or comparable registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

3.3    Demand Registration.

(a)    Request by Holders. If the Company shall receive, at any time after the earlier of (i) the expiration of thirty-six (36) months after the date of the Closing, or (ii) six (6) months after a Qualified IPO, a written request from the Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company files a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3.3, then the Company shall, within ten (10) Business Days after the receipt of such written request, give a written notice of such request (the “Request Notice”) to all Holders. The Holders shall send a written notice stating the number of Registrable Securities requested to be registered and included in such registration (the “Request Securities”) to the Company within ten (10) Business Days after receipt of the Request Notice. The Company shall thereafter use its best efforts to effect, as soon as practicable, the registration of the Request Securities, subject only to the limitations of this Section 3.3; provided, however, that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3.3 or Section 3.5, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3.4, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a).

(b)    Underwriting. If the Holders initiating the registration request under this Section 3.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the Request Notice referred to in Section 3.3(a). In the event of an underwritten offering, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro-rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced (x) by more than seventy-five percent (75%) and (y) unless all other securities are first entirely excluded from the underwriting and registration including all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company. Further, if, as a result of such underwriter cutback, the Holders cannot include in the IPO all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one of the three (3) demand Registrations to which the Holders are entitled pursuant to this Section 3. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined herein.

(c)    Maximum Number of Demand Registrations. The Company shall have no obligation to effect more than three (3) registrations pursuant to this Section 3.3.

(d)    Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting the filing of a registration statement pursuant to this Section 3.3, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(e)    Expenses. The Company shall pay all expenses (excluding only underwriting discounts and commissions relating to the Registrable Securities sold by the Holders) incurred in connection with any registration pursuant to this Section 3.3, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. Each Holder participating in a registration pursuant to this Section 3.3 shall bear such Holder’s proportionate share (based on the total number of shares of Registrable Securities sold in such registration other than for the account of the Company) of all discounts and commissions relating to the Registrable Securities sold by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay any expense of any registration proceeding begun pursuant to this Section 3.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 3.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (l) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, or if the registration proceeding is terminated for any reason not specifically covered by this Section 3.3(e), then the Company shall be required to pay all of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 3.3.

3.4    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing of any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.3 or Section 3.5 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within ten (10) Business Days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)    Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro-rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s) at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)    Expenses. The Company shall pay all expenses (excluding only underwriting and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Section 3.4, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 3.4 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(c)    Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.

3.5    Form S-3 or Form F-3 Registration. After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or Form F-3 or any comparable or successor form promptly and to maintain such qualification thereafter. If the Company is qualified to use Form S-3 or Form F-3, any Holder or Holders shall have a right to request in writing that the Company effect a registration on either Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and upon receipt of each such request, the Company shall perform the tasks set out in paragraphs (a) and (b) below:

(a)    Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)    Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the date on which the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.5:

(i)    if Form S-3 or Form F-3 becomes unavailable for such offering by the Holders;

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price of less than US$1,000,000 to the public; or

(iii)    if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a).

(c)    Expenses. The Company shall pay all expenses (excluding only underwriting or brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with each registration requested pursuant to this Section 3.5, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 3.5 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(d)    Maximum Frequency. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.5.

(e)    Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.5, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(f)    Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above.

(g)    Underwriting. If the requested registration under this Section 3 is for an underwritten offering, the provisions of Section 3.3(b) shall apply.

If the Company fails to perform any of the Company’s obligations set forth above in this Section 3.5 relating to a demand registration made pursuant to Section 3.3, such registration shall not constitute the use of a demand registration under Section 3.3.

3.6    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as soon as practicable:

(a)    Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one (1) year or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever is earlier;

(b)    Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

(c)    Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d)    Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)    Deposit Agreement. If the registration relates to an offering of depositary shares or other securities representing Ordinary Shares deposited pursuant to a deposit agreement or similar facility, cause the depositary under such agreement or facility to accept for deposit under such agreement or facility all Registrable Securities requested by each Holder to be included in such registration in accordance with this Section 3.

(f)    Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g)    Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h)    Opinions and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) opinions, each dated as of such date, of the counsels representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort letter” dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.7    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.3, 3.4 or 3.5 that the Holders shall furnish to the Company information regarding such Holders, the Registrable Securities held by them and the intended method of disposition of such Registrable Securities as shall reasonably be required to timely effect the Registration of their Registrable Securities.

3.8    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.3, 3.4 or 3.5:

(a)    By the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder and its Affiliates, partners, officers, directors, employee, legal counsel, agent, any underwriter (as determined in the Securities Act) for such Holder and each Person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages, or liabilities or actions in respect thereof arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)    any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)    the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii)    any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable law in connection with the offering covered by such registration statement;

and the Company shall reimburse each such Holder and its Affiliates, partners, officers, directors, employees, legal counsel, agents, underwriters or controlling Person for any legal or other expenses reasonably incurred by them, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this Section 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling Person of such Holder.

(b)    By Selling Shareholders. To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who Controls the Company, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who Controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages or liabilities or actions in respect thereto arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in the Company’s reasonable reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity contained in this Section 3.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this Section 3.8(b) plus any amount under Section 3.8(e) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)    Notice. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action, including any governmental action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver a written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to deliver a written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.8.

(d)    Defect Eliminated in Final Prospectus. The foregoing indemnity of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)    Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling Person in circumstances for which indemnification is provided under this Section 3.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such Holder pursuant to such registration statement; and (B) no Person or entity guilty of fraudulent misrepresentation as defined in Section 11(f) of the Securities Act will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(f)    Survival. The obligations of the Company and Holders under this Section 3.8 shall survive for six (6) years after the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

3.9    Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a)    Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)    File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company;

(c)    So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.10    Termination of the Company’s Obligations. Notwithstanding the foregoing, the Company shall have no obligations pursuant to Sections 3.3, 3.4 or 3.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registered public offering (i) two (2) years after the consummation of a Qualified IPO, or (ii), if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

3.11    No Registration Rights to Third Parties. Without the prior written consent of the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind, whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Section 3, or otherwise, relating to any shares or other securities of the Company, other than rights that are subordinate to the rights of the Holders hereunder.

3.12    “Market Stand-Off” Agreement. Each Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with a registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Holder will, subject to the following conditions, enter into a lock-up or standoff agreement in customary form (subject to the following conditions) under which such Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Holder as of the date of such registration for up to one hundred eighty (180) days following the effective date of the related registration statement. The obligations of each Holder under this Section 3.12 are subject to the following conditions: (i) the lockup or standoff agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to Registrable Securities actually sold pursuant to such registration statement; (ii) such Holder is satisfied that all directors, officers, and holders of 1% or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lockup or standoff agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Holder within three (3) days and each Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release with respect to any other holder of Company’s securities, including any director, officer, or holder of 1% or more of any class of securities of the Company subject to such restrictions; and (iv) the lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Holder. The lock-up or standoff agreement shall expire no later than ninety (90) days after execution by the Holder if no underwritten public offering has occurred by the date of such execution. The Company may impose a stop-transfer restriction with respect to Registrable Securities that are that are subject to any such lockup or standoff agreement, but shall remove such restriction immediately upon the expiration or termination of such lockup or standoff agreement.

3.13    Public Offering Rights (Non-U.S. Offerings). If shares of the Company are offered in an underwritten public offering (whether or not a Qualified IPO) outside of the United States for the account of any Ordinary Shareholder or other shareholders, each Holder shall have the right to include a pro-rata number of shares (based on the number of shares (on an as-converted basis) then held by such Holder and all other shareholders of the Company selling in such offering) in such offering on terms and conditions no less favorable to the Holders than to any other selling shareholder.

3.14    Re-sale Rights. The Company shall use its best efforts to assist each Holder in the sale or disposition of its Registrable Securities after a Qualified IPO, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to the Holder’s counsel. In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holders.

4.	RIGHT OF PARTICIPATION.

4.1    With Respect to Issuance of New Securities:

(a)    General. Each holder of Shares (the “Participation Rights Holders”, and each a “Participation Rights Holder”) shall have a right of first refusal to purchase such a Pro Rata Share of all or any part of the New Securities that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”). Each Participation Rights Holder shall be entitled to apportion its Right of Participation hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(b)    Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” is the ratio of (a) the number of Ordinary Shares (assuming conversion of all convertible securities) then held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (assuming conversion of all convertible securities) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

(c)    New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(i)    any outstanding securities convertible into Preferred Shares as of the date hereof, or any Ordinary Shares issued upon conversion of the Preferred Shares authorized;

(ii)    any securities issued in connection with any share split, share dividend or any subdivision, combination, recapitalization or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(iii)    Ordinary Shares (and/or options or warrants therefor) issued or issuable to officers, directors, employees and consultants of the Group Companies pursuant to any equity plan or incentive arrangement approved or to be approved pursuant to the Restated M&A;

(iv)    any securities issued or issuable upon the exercise, conversion or exchange of any option, warrant or other right to acquire any security which is issued and outstanding as of the date hereof;

(v)    those issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made;

(vi)    any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, a majority of the assets, voting power or equity ownership of such other corporation or entity, as duly approved pursuant to the the Restated M&A;

(vii)    any securities offered in an underwritten registered public offering by the Company, as duly approved pursuant to the Restated M&A.

(d)    Procedures.

(i)    First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount, the type and the price of New Securities and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall be entitled to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities at the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company and stating therein the number of New Securities to be purchased (such number shall not exceed such Participation Rights Holder’s Pro Rata Share) within thirty (30) Business Days from the date of such First Participation Notice. If any Participation Rights Holder fails to send such written notice within the prescribed time period or declines to exercise fully its Right of Participation, then the right of such Participation Rights Holder to purchase its Pro Rata Share hereunder shall be forfeited.

(ii)    Second Participation Notice. If any Participation Rights Holder fails or declines to exercise fully its Right of Participation in accordance with subsection (d)(i) above, the Company shall promptly give a written notice (the “Second Participation Notice”) to the Participation Rights Holders who agreed to fully exercise their Right of Participation (the “Rights Participants”) in accordance with subsection (d)(i) above. Each Rights Participant shall have five (5) days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Rights Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Ordinary Shares (assuming conversion of all convertible securities) held by each oversubscribing Rights Participant and the denominator of which is the total number of Ordinary Shares (assuming conversion of all convertible securities) held by all the oversubscribing Rights Participants. Each oversubscribing Rights Participant shall be obligated to purchase such number of additional New Securities as determined by the Company pursuant to this subsection (d)(ii) and the Company shall so notify the Rights Participants within fifteen (15) days from the date of the Second Participation Notice.

(e)    Failure to Exercise. (i) In the event the Participation Rights Holders do not exercise the Right of Participation with respect to all New Securities described in the First Participation Notice, after thirty (30) Busienss Days following the date of the First Participation Notice, or (ii) upon the expiration of the Second Participation Period, the Company shall have a period of ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation was not fully exercised) at the same price and upon the same non-price terms specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such prescribed period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.

4.2    With Respect to Shares Owned by the Ordinary Shareholders:

(a)    Restriction on Transfers. Subject to Section 10.1, each Founder, Founder Holdco or Ordinary Shareholder may not sell, transfer, pledge, hypothecate, encumber or otherwise dispose of his/its Shares to any Person, whether directly or indirectly, except with the prior written consent of the Preferred Majority and in compliance with this Section 4.2 and Section 5.

(b)    Notice of Sale. If any Founder, Founder Holdco or Ordinary Shareholder (each a “Selling Shareholder”) proposes to sell or transfer, directly or indirectly, any of its Shares (the “Transfer Shares”), except for any transfer carried out pursuant to Section 9.1 hereof, then the Selling Shareholder shall promptly give a written notice (the “Transfer Notice”) to the Company and to each holder of the Preferred Shares (the “Non-Selling Shareholder”), which Transfer Notice shall include (i) the number of Transfer Shares to be sold or transferred and the nature of such sale or transfer, (ii) the identity (identities) (including name(s) and address(es)) of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed sale or transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the sale or transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer.

(c)    Notice of Purchase. Each Non-Selling Shareholder shall be entitled to purchase all or any part of such Non-Selling Shareholder’s pro rata share of the Transfer Shares at the price and upon the terms and conditions specified in the Transfer Notice by giving a written notice to the Selling Shareholder within ten (10) Business Days after the date of the Transfer Notice (the “First Refusal Period”) stating therein the number of Transfer Shares to be purchased. If a Non-Selling Shareholder exercises such right and notifies the Selling Shareholder of the number of Transfer Shares to be purchased, then such Non-Selling Shareholder shall complete the purchase of the Transfer Shares on the same terms and conditions as those set out in the Transfer Notice. A failure by a Non-Selling Shareholder to respond within the First Refusal Period shall constitute a decision by such Non-Selling Shareholder not to exercise its right to purchase such Transfer Shares. For purposes of this clause (c), each Non-Selling Shareholder’s pro rata share of the Transfer Shares shall be equal to the number of Transfer Shares, multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (on an as-converted basis) held by such Non-Selling Shareholder on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares (on an as-converted basis) held on the date of the Transfer Notice by all Non-Selling Shareholders which may exercise their right of first refusal under this clause (c) on the date of the Transfer Notice.

(d)    Second Transfer Notice; Over-Allotment. To the extent that any Non-Selling Shareholder does not exercise its right of first refusal to the full extent to purchase such Non-Selling Shareholder’s pro rata share of the Transfer Shares, the Selling Shareholder shall deliver written notice thereof (the “Second Transfer Notice”), within two (2) days after the expiration of the First Refusal Period, to each Non-Selling Shareholder that elected to the full extent to purchase such Non-Selling Shareholder’s pro rata share of the Transfer Shares (the “Exercising Holder”). Each Exercising Holder shall have five (5) days from the date of the Second Transfer Notice (the “Second Refusal Period”) to notify the Selling Shareholder of its desire to purchase more than its pro rata share of the Transfer Shares, stating the number of the additional Transfer Shares it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such over-allotment exceeds the total number of the remaining Transfer Shares available for purchase, the overpurchasing Exercising Holders will be cut back or limited by the Selling Shareholder with respect to their over-allotment to that number of remaining Transfer Shares equal to the lesser of (a) the number of the additional Transfer Shares it proposes to purchase; (b) the product obtained by multiplying (i) the number of the remaining Transfer Shares available for purchase by (ii) a fraction the numerator of which is the number of Ordinary Shares (on an as-converted basis) held by each overpurchasing Exercising Holder and the denominator of which is the total number of Ordinary Shares (on an as-converted basis) held by all the overpurchasing Exercising Holders. Each overpurchasing Exercising Holder shall be obligated to purchase such number of additional Transfer Shares as determined by the Selling Shareholder pursuant to this subsection (d) and the Selling Shareholder shall so notify such Exercising Holders within ten (10) days from the date of the Second Transfer Notice.

(e)    Notice of Expiry. Within three (3) days after the expiry of the Second Refusal Period, the Selling Shareholder shall issue a written notice (the “ROFR Expiry Notice”) to each Non-Selling Shareholder, certifying either (i) all the Transfer Shares have been agreed to be purchased by the Non-Selling Shareholders pursuant to Section 4.2, or (ii) the Non-Selling Shareholders do not exercise their rights of first refusal as to all the Transfer Shares pursuant to Section 4.2, in which circumstance, the ROFR Expiry Notice shall further specify the “Pro Rata Co-Sale Share” of each Non-Selling Shareholder who does not exercise its respective rights of first refusal as to any Transfer Share pursuant to Section 4.2 (each a “Co-Sale Right Holder”). The transfer of any remaining Transfer Shares shall be subject to Section 5 below.

5.	INVESTOR’S CO-SALE RIGHT.

5.1    Co-Sale Right. To the extent any Non-Selling Shareholder does not exercise its respective rights of first refusal as to any Transfer Share pursuant to Section 4.2, each Co-Sale Right Holder shall have the right, exercisable upon delivery of a written notice to the Selling Shareholder, with a copy to the Company, within ten (10) days after the date of the ROFR Expiry Notice, to participate in the sale of any Transfer Shares to the extent of such Co-Sale Right Holder’s Pro Rata Co-Sale Share at the same price and upon the same terms and conditions indicated in the Transfer Notice. A failure by any Co-Sale Right Holder to respond within such prescribed period shall constitute a decision by such Co-Sale Right Holder not to exercise its right of co-sale as provided herein. To the extent one (1) or more of Co-Sale Right Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Transfer Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The foregoing co-sale right of each Co-Sale Right Holder shall be subject to the following terms and conditions:

(a)    each Co-Sale Right Holder may sell all or any part of its Pro Rata Share of the remaining Transfer Shares. A Co-Sale Right Holder’s “Pro Rata Co-Sale Share” of the remaining Transfer Shares shall mean that number of Ordinary Shares (or that number of Preferred Shares which, if converted at the current conversion ratio, would equal that number of Ordinary Shares) which equals the specified quantity of remaining Transfer Shares multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as-converted basis) then held by such Co-Sale Right Holder on the date of the ROFR Expiry Notice , divided by (ii) the total number of Ordinary Shares held by the Selling Shareholder plus the total number of Ordinary Shares then held by all the Co-Sale Right Holders on the date of the ROFR Expiry Notice, on an as-converted basis. As used in this definition, the phrase “on an as-converted basis” shall mean assuming conversion of all Preferred Shares but not assuming exercise or conversion of any other outstanding option, warrants, or other convertible securities.

(b)    each Co-Sale Right Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Shares to be sold by such Co-Sale Right Holder and a transfer form signed by such Co-Sale Right Holder, which indicates:

(i)    the number of Ordinary Shares which such Co-Sale Right Holder elects to sell;

(ii)    that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Co-Sale Right Holder elects to sell; or

(iii)    any combination of the foregoing;

provided, however, that if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Right Holder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

5.2    Procedure at Closing. The share certificate or certificates that such Co-Sale Right Holder delivers to the Selling Shareholder pursuant to paragraph 5.1(b) shall be transferred to the prospective purchaser in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Right Holder that portion of the sale proceeds to which such Co-Sale Right Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Co-Sale Right Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell any Transfer Shares to such prospective purchaser or purchasers unless and until, simultaneously with such sales, the Selling Shareholder shall purchase such shares or other securities from such Co-Sale Right Holder. In selling their Shares pursuant to their co-sale right hereunder, the Co-Sale Right Holder shall not be required to give any representations or warranties with respect to their Shares to be sold except to confirm that they have not transferred or encumbered such Shares.

5.3    Non-Exercise. To the extent that there are any Transfer Shares not purchased by the Non-Selling Shareholders in accordance with Section 4.2, and subject to the right of the Co-Sale Right Holders to exercise their rights to participate in the sale of the relevant remaining Transfer Shares within the time periods specified in Section 5.1, the Selling Shareholder may, not later one hundred and twenty (120) days following delivery of the Transfer Notice to each Non-Selling Shareholder, effect a transfer of the remaining Transfer Shares covered by the Transfer Notice not elected to be purchased by the Non-Selling Shareholders subject to the participation of the Co-Sale Right Holders. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Selling Shareholder, shall be subject to the procedures described in Section 4 and this Section 5.

5.4    Legend.

(a)    Each certificate representing the Ordinary Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b)    Each Party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.4(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 5.

6.    ASSIGNMENT AND AMENDMENT.

6.1    Assignment. Notwithstanding anything herein to the contrary:

(a)    Information Rights. The rights of the Investor under Sections 2.1 and 2.2 are transferable prior to the Qualified IPO to any Person who holds or is acquiring Investment Securities in a permitted transfer; provided, however, that the Company is given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 6, and agree to abide by this Agreement by executing an Adherence Agreement as provided in Section 6.1(d).

(b)    Registration Rights. The registration rights of the Holders under Section 3 are fully assignable to any Person who holds or is acquiring Registrable Securities in a permitted transfer; provided, however, that the Company is given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 6, and agree to abide by this Agreement by executing an Adherence Agreement as provided in Section 6.1(d).

(c)    Right of Participation and Co-Sale Right. The Right of Participation and Co-Sale right of each holder of the Preferred Shares under Section 4 and Section 5 hereof are fully assignable to such holder’s Affiliates or to any Person who holds or is acquiring Preferred Shares in a permitted transfer; provided, however, that the transferee executes and delivers an Adherence Agreement as provided in Section 6.1(d).

(d)    Adherence Agreement. For any transfer of Shares to be deemed effective, the transferee shall assume the obligations of the transferor under this Agreement by executing and delivering to the Company an Adherence Agreement substantially in the form attached hereto as Exhibit B (“Adherence Agreement”). Upon the execution and delivery of an Adherence Agreement by any transferee, such transferee shall be deemed to be an Ordinary Shareholder, Investor, or Holder hereunder, as appropriate. By their execution hereof, each of the Parties hereto appoints the Company as its attorney-in-fact for the limited purpose of executing any Adherence Agreement which may be required to be delivered pursuant to this Section 6.1(d).

6.2    Amendment. Subject to Section 6.1, this Agreement may only be amended with the written consent of (i) the Company; (ii) Preferred Majority; and (iii) Ordinary Majority. Any amendment effected in accordance with this Section 6.2 shall be binding upon each Party hereto and their respective successors; provided that Company shall promptly give written notice thereof to any Party hereto that has not consented to such amendment, provided that such amendment shall not adversely affect the rights, preferences or privilages of any Investor, otherwise such amendment shall only be binding on such Investor upon its written consent.

6.3    Waiver of Rights. To the extent that the any Party seeks a waiver of rights from any other Party, (i) any holder of Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Preferred Shares; (ii) any Ordinary Shareholder may waive any of its rights hereunder without obtaining the consent of any other Ordinary Shareholders; and any Group Company may waives any of its rights hereunder without obtaining the consent of any other Group Company. Any Party may waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform for the benefit of such waiving Party.

7.	PROTECTIVE PROVISIONS.

7.1    Shareholder’s Protective Provision. So long as any Preferred Shares are outstanding, any action (whether by amendment of the Company’s Restated M&A or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in Part I of Exhibit A involving the Company or any of its Subsidiaries shall require the approval of Preferred Majority.

7.2    Director’s Protective Provision. So long as any Preferred Shares are outstanding, any action (whether by amendment of the Company’s Restated M&A or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in Part II of Exhibit A involving the Company or any of its Subsidiaries shall require the prior approval of all the Investor Directors.

7.3    For purposes of this Section 7 and the Exhibit A, all references to the “Company” shall refer to each Group Company and their respective Subsidiaries.

8.	BOARD REPRESENTATION; COMMITTEE AND SENIOR MANAGEMENT.

8.1    Designation Right. The Company’s Restated M&A shall provide that the Company’s Board shall consist of up to nine (9) members, which number of members shall not be changed except pursuant to an amendment to the Restated M&A. Eastern Bell shall have the right to designate one (1) Director (the “Eastern Bell Director”), provided that Eastern Bell holds not less than 8% of the Ordinary Shares (assuming conversion of all convertible securities) then outstanding. Trustbridge shall have the right to designate one (1) Director (the “Trustbridge Director”), provided that Trustbridge holds not less than 8% of the Ordinary Shares (assuming conversion of all convertible securities) then outstanding. Crescent shall have the right to designate one (1) Director (the “Crescent Director”), provided that Crescent holds not less than 8% of the Ordinary Shares (assuming conversion of all convertible securities) then outstanding. CDH shall have the right to designate one (1) Director (the “CDH Director”, together with the Eastern Bell Director, the Trustbridge Director and the Crescent Director, collectively, the “Investor Directors”), provided that CDH holds not less than 3.5% of the Ordinary Shares (assuming conversion of all convertible securities) then outstanding. The Ordinary Majority shall have the right to appoint and remove five (5) Directors (collectively, the “Ordnary Share Directors”), one (1) of which shall be determined by the Ordinary Majority at any time, provided that if at any time the board seat of such last Ordinary Share Director is vacant, the voting power of the last Ordinary Share Director shall be casted on XIAO Shanglue (肖尚略), as long as XIAO Shanglue (肖尚略) then serves as a Director, subject to any applicable laws in the Cayman Islands. Any vacancy on the Board occurring because of the death, resignation or removal of a Director shall be filled by the vote or written consent of the same shareholder or shareholders who nominated and elected such Director. The Series B+ Investor shall have the right to collectively appoint one (1) observer to the board of directors of the Company to attend the meetings of the Board or any committes under the Board in a non-voting observer capacity (such individual, the “Series B+ Observer”), provided that, if any Series B+ Investor fails to close the investment contemplated under the Share Purchase Agreement, the right of the Series B+ Investors to appoint the Series B+ Observer shall be forfeited.

8.2    Compensation Committee. If and when the Board deems necessary, the Company shall establish and maintain a compensation committee (the “Compensation Committee”), and the Investor Directors shall be members of such Compensation Committee and shall be required to establish a quorum for any meeting or action to be taken by such committee. Subject to Section 7, the Compensation Committee shall propose the terms of the Company’s share incentive plans to the Board for approval and adoption pursuant to the Restated M&A and shall have the power and authority to (a) administer the Company’s share incentive plans (including the ESOP), and (b) approve all management compensation levels and arrangements, and shall have such other powers and authorities as the Board shall delegate to it.

8.3    Board Quorum; Meetings, etc. The quorum (which shall exist at the time of the voting as well as the attendance of the Board meeting) of the meetings of the Board shall be five (5) directors, including the presence, in Person or by telephone, electronic or other means of communication, of all the Investor Directors, provided, however, that if such quorum cannot be obtained for a Board meeting after the notice of such Board meeting has been sent by the Company not less than fourteen (14) days’ prior to the scheduled meeting, the meeting shall be adjourned to the same day of the next week at which the attendance of any directors shall constitute a quorum provided further that matters discussed in such adjourned meeting shall be limited to those stated in the written notices and agendas of the Board meetings. Minutes of Board meetings shall be sent to Investors within thirty (30) days after the relevant meeting. The Company shall hold Board meetings at least once a quarter.

8.4    Assignment. The rights of the Investors set forth in this Section 8 are fully assignable to any Person who holds or is acquiring the Preferred Shares in a permitted transfer; provided, however, that the Company is given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that the transferee executes and delivers an Adherence Agreement.

8.5    Management of the Group Companies. The board of each Group Company other than the Company, including but not limited to the PRC Compnies, shall at all times consist of the same members of the Board of the Company, and each of the Parties hereto shall take all such necessary or advisable actions to ensure the appointment of such Persons designated by the Investors to the board of each Group Company. Each Group Company shall only take actions that have been previously approved by the board of directors of each Group Company as established pursuant to this Section 8.5.

8.6    Insurance and Indemnification. The Company shall procure customary directors and officers insurance for the directors. Notwithstanding anything to the contrary in this Agreement or in the Restated M&A, each Group Company shall, jointly and severally, indemnify and hold harmless each Investor Director and his/her alternate, to the fullest extent permissible by law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against such Investor Director or his/her alternate as a result of any act, matter or thing done or omitted to be done by him/her in good faith in the course of acting as a Director or alternate Director, as applicable, of the Company or any Group Company, by delivering to such Investor Director or his/her alternate, at the time of his/her appointment as a Director or an alternate Director, an indemnification agreement duly executed by the Company substantially in the form satisfactory to the Investor. In addition, the Company shall indemnify each Investor to the maximum extent permitted by applicable laws for any claims brought against such Investor by any third party (including any other Shareholder of the Company) as a result of such Investor’s investment in the Company.

8.7    Director Expenses. The Company shall reimburse Investor Directors and the Series B+ Observer for all reasonable out-of-pocket expenses incurred in connection with Board duties and meetings.

9.	SALE OF THE COMPANY.

9.1    Drag-Along.

(a)    If the Ordinary Majority and the Preferred Majority (collectively, the “Drag Holders”) approve a Trade Sale with a pre-money valuation of the Company at no less than US$4,000,000,000 (or equivalent RMB) (such sale, transfer, conveyance or assignment pursuant to this Section 9.1, a “Drag-Along Sale”) at any time after the Closing, at the request of the Drag Holders, then each remaining Shareholder (the “Dragged Holders”) shall sell, transfer, convey or assign its Shares pursuant to, and so as to give effect to, such offer to purchase, merger or consolidation, sale or transfer, as the case may be, unless the rejecting Dragged Holder agrees to purchase the Shares proposed to be sold, transferred, conveyed or assigned by the Drag Holders under the proposed Drag-Along Sale. If the consideration offered is payable in securities or property other than cash (or evidence of cash indebtedness), the Board (including the affirmative votes of all the Investor Directors) shall in good faith determine the fair market value of any such securities or property in cash, provided that any holder of Preferred Shares shall have the right to challenge any determination by the Board of fair market value made pursuant hereto, in which case the determination of fair market value shall be made by a valuer selected jointly by the Board (including the affirmative votes of all the Investor Directors) and the challenging Parties. The valuer shall prepare a report setting forth the basis of its calculating such fair market value, and the determination of such fair market value by the valuer shall, in the absence of manifest error, be final and conclusive. The costs of the valuer shall be borne solely by the Company. The valuer shall act as expert and not as an arbitrator. If the acquiring party is a privately-held entity and the holders of Preferred Shares receive in whole or in part non-publicly traded securities of such acquirer, then such non-publicly traded securities shall have liquidation preference(s), protective provision(s), voting right(s), dividend right(s), registration rights and preemptive rights that are substantially similar to those of the Preferred Shares, as applicable, as set forth herein as of the date hereof, unless otherwise agreed by the Preferred Majority.

(b)    Subject to the Charter Documents of the Company, the consideration to be received by a Dragged Holder shall be the same form and amount of consideration per share of Ordinary Share to be received by the Drag Holder (or, if the Drag Holders are given an option as to the form and amount of consideration to be received, the same option shall be given to the Dragged Holders) and the terms and conditions of such sale shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Drag Holders sell their Ordinary Shares. Each Dragged Holder shall make or provide customary representations, warranties, covenants, indemnities and agreements in connection with the Drag-Along Sale; provided, that all representations, warranties, covenants and indemnities shall be made by each Drag Holder and each Dragged Holder severally but not jointly.

(c)    The restrictions on Transfers of Shares set forth in Sections 10.1, 4.2 and 5 shall not apply in connection with a sale pursuant to this Section 9.1, or anything in this Agreement to the contrary notwithstanding.

(d)    Upon the approval of a Drag-Along Sale as described in this Section 9.1, each Shareholder (other than Drag Holders) shall grant to the chief executive officer (“CEO”) or an authorized officer, a power of attorney to transfer their Shares and to do and carry out all other necessary or advisable acts to complete the Drag-Along Sale, including, without limitation, executing any and all documents (including instruments of transfer) on behalf of such Shareholder. The CEO or an authorized officer shall be authorized to transfer the Shares of each such Shareholder and to do and carry out all other necessary or advisable acts to complete the Drag-Along Sale, including, without limitation, executing any and all documents (including instruments of transfers) on behalf of each such Shareholder.

10.	COVENANTS.

10.1    Restrictions on Transfers. Subject to Sections 4 and 5 and the provisions of any severance agreement that the Founders may enter into, each Founder agrees that, without the prior written consent of the Preferred Majority, he shall not, directly or indirectly, sell, transfer, pledge, encumber, hypothecate or otherwise dispose of any of his Shares in the Company or any of other Group Companies. In the case that any Share is held by its ultimate beneficial owner through one or more level of holding companies, any transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions that have the effect of change the beneficial ownership of such Share shall be deemed as an indirect transfer of such Shares. The Parties agree that the restrictions on the transfer of the Shares held by the Founders contained in this Agreement shall apply to such indirect transfer and shall not be circumvented by means any indirect transfer of the Shares. Notwithstanding anything to the contrary contained herein, the transfer restriction shall not apply to transfer of Shares now or hereafter directly or indirectly held by any Founder, to the parents, children or spouse, or to trusts for the benefit of such Persons, of any holder of Shares for bona fide estate planning purposes (each transferee pursuant to the foregoing, a “Permitted Transferee”); provided that adequate documentation therefor is provided to the Preferred Shareholders to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement and the Restated M&A in place of the relevant transferor; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder. Each Preferred Shareholder is entitled to, directly or indirectly, sell, transfer, pledge, encumber, hypothecate or otherwise dispose of any of its Shares in the Company or any of other Group Companies to any third party, except that none of the Preferred Shareholders may, without the prior written consent of the Ordinary Majority, transfer any Preferred Shares or Conversion Shares to any third party which is engaged in the business similar or competitive with the principal business of the Group Companies (the “Competitor”) or any Affiliate of any Competitor.

10.2    Full Time Commitment. The Actual Controller undertakes and covenants to the Investors that, unless otherwise agreed by the Preferred Majority, during his tenure at any Group Company, he shall serve the Group Company on a full time basis and commit all of his efforts to furthering the business and protecting the benefits of the Group Companies and shall not devote time to carry out the business operation of any other entity (except for his part-time position at the Smallyes Group Companies to the extent that the Actual Controller will not participate in the daily business operation of the Smallyes Group Companies and the part-time position will not adversely affect the business of any Group Company).

10.3    Non-Competition. The Actual Controller hereby undertakes and covenants to the Investors that during the Relevant Period and Restriction Period, without the prior written consent of the Preferred Majority, except for the specific arrangement with the Smallyes Group Companies as follows, neither the Actual Controller nor any of his associates will directly or indirectly, either by himself or in conjunction with or through any other Person:

(a)    participate, assist, be concerned with, engaged or interested in, any business or entity (other than the Smallyes Group Companies) in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company;

(b)    except for the existing investment in the Smallyes Group Companies, invest in any form (including without limitation, becoming the owner, shareholder, actual controller or owns any interests in other form) in any Competitor or establish any new company or other business entity;

(c)    except for the Smallyes Group Companeis, engage in any business, which is related to the principal business of the Group Companies or is detrimental to the benefit of the Group Companis, with any Competitor, including without limitation, becoming the agent, supplier or distributor of any Competitor;

(d)    execute any agreement or make any commitment or enter into any other similar arrangement which may limit or be detrimential to the exisiting business of the Group Companies;

(e)    during the Relevant Period and Restriction Period, solicit in any manner any Person who is or has been during the Restriction Period a customer, agent, supplier and/or contractor of any Group Company for the purpose of offering to such Person any goods or services similar to or competing with any of the businesses conducted by any Group Company or procuring such Person to terminate its business relationship with the Group Companies;

(f)    at any time disclose to any Person, or use for any purpose other than for the operation fo the Group Companies, any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies; or

(g)    solicit or entice away, or endeavour to solicit or entice away, any employee, officer, potential client, customer, supplier, licensee or licensor of any Group Company, or any Perso who has a business relationship with the Group Companies.

The Actual Controller further undertakes and covenants to the Investors that (i) the Group Companies shall be his exclusive entities and platform to develop business of “social retail service platform”, operate project of “Yunji Weidian”, and conduct relevant business activities, (ii) all the business opportunities which the Actual Controller may have from time to time and may cause potential competition with the principal business of the Group Companies shall be transferred to the Group Companies for free, and (iii) none of the Smallyes Group Companies will engage in “social retail service”, wechat store project and any other business similar or competitive with the principal business of the Group Companies.

10.4    ESOP.

(a)    As soon as practicable after the Closing, the Board shall establish and adopt an employee share option plan (the “ESOP”) and up to a total of 191,663,158 Ordinary Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions) will be reserved for issuance of share options pursuant to the terms and conditions under the ESOP. To the extent practicable under PRC Laws, the Group Companies shall cause to be filed and registered with the competent local branch of the State Administration of Foreign Exchange of the PRC with respect to the establishment and adoption of the ESOP.

(b)    Unless the Board determines otherwise (including the affirmative votes of all the Investor Directors), all options issued or granted under the ESOP shall be subject to a minimum four (4) year vesting schedule no faster than the following, counting from the applicable grant date with respect to the total issued options or shares: twenty-five percent (25%) each at the first anniversary of the grant date, the second anniversary of the grant date, the third anniversary of the grant date and the fourth anniversary of the grant date.

(c)    The power and authority to administer the ESOP shall be vested to the Board or the Compensation Committee (upon its establishment) and any decision of the Board or the Compensation Committee with respect to the administration of the ESOP shall be made by a majority of the members of the Board or the Compensation Committee, including the affirmative votes of all the Investor Directors.

(d)    Except as otherwise approved by a majority of the Board (including the affirmative votes of all the Investor Directors), the Company shall cause all future officers, directors, and employees of, and consultants to, the Company and its Subsidiaries who purchase, or receive options to purchase, shares of the Company’s Ordinary Shares, to execute and deliver agreements in forms approved by the Board (including the affirmative votes of all the Investor Directors) providing for a right of repurchase in favor of the Company on vested and unvested shares without cost upon termination of the employment with cause or unilateral termination of the employment by the optionees, a prohibition on the transfer of all shares prior to a Qualified IPO (unless otherwise permitted under such employee share option plan) and a lockup or market standoff commitment after the Qualified IPO in respect of vested shares subject to the requirements that the underwriters or sponsors may have at such time.

10.5    Lock up. Subject to the terms and conditions hereof, following the Qualified IPO of the Company, the Founders and the Founder Holdcos, as the principals and management holders of Ordinary Shares shall be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such initial public offering.

10.6    Controlled Foreign Corporation. The Company will provide written notice to the Investors as soon as practicable if at any time the Company becomes aware that it or any Group Company has become a “controlled foreign corporation” (“CFC”) within the meaning of Section 957 of the United States Internal Revenue Code of 1986 (the “Code”). Upon written request of any Investor who is a United States shareholder within the meaning of Section 951(b) of the Code, the Company will (i) use best efforts to provide in writing such information as is in its possession and reasonably available concerning its shareholders to assist the Investor in determining whether the Company is a CFC and (ii) provide the Investor with reasonable access to such other Company information as is in the Company’s possession and reasonably available as may be required by the Investor (A) to determine the Company’s status as a CFC, (B) to determine whether the Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in Section 952 of the Code) on its United States federal income tax return, or (C) to allow the Investor to otherwise comply with applicable United States federal income tax laws.

10.7    Passive Foreign Investment Company. The Company shall use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) for the current and any future taxable year. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, the Company shall promptly notify the Investors of such status or risk, as the case may be, in each case no later than forty-five (45) days following the end of the Company’s taxable year. In connection with a “Qualified Electing Fund” election (a “QEF Election”) made by any Investor pursuant to Section 1295 of the Code or a “Protective Statement” filed by any Investor pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide the Investor with annual financial information in the form to the satisfaction of the Investor as soon as reasonably practicable following the end of each taxable year of the Investor (but in no event later than forty-five (45) days following the end of each such taxable year), and shall, upon the request in writing by any Investor, provide the Investor with access to such other information, as is in the Company’s possession and reasonably available, as may be required for purposes of filing U.S. federal income tax returns in connection with such QEF Election or Protective Statement. In the event that it is determined by the Company’s or any Investor’s tax advisors that the control documents in place between one or more of the Company’s wholly owned Subsidiaries and/or the Company, on the one hand, and any of the Group Companies organized in the PRC that is not a wholly foreign owned enterprise, on the other hand, does not allow the Company to look through the Group Companies to their assets and income for purposes of the PFIC rules and regulations under the Code, the Company shall use its best efforts to take such actions as are reasonably necessary or advisable, including the amendment of such control documents, to qualify for such look-through treatment of the Group Companies under the PFIC rules and regulations under the Code.

10.8    Anti-Corruption. Each of the Group Companies covenants that it shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

10.9    Internal Control System. The Group Companies shall maintain their books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets national standards of good practice and is reasonably satisfactory to the Preferred Majority to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with, at the election of the Preferred Majority, the IAS, the U.S. GAAP or other international accounting standard and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) if applicable, the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

10.10    Investors’ Right to Appoint Nominee Shareholders in Domestic Co. and New VIE Company. As soon as practical and upon request of any Investor (for so long as such Investor remains a Shareholder of the Company), the Group Companies and the Founders shall cause the equity structure of the Domestic Co. and/or the New VIE Company (as defined in the Share Purchase Agreement) to be restructured so that immediately after such restructuring, the nominee shareholder designated by such Investor shall hold such equity interest in the Domestic Co. and/or the New VIE Company at a nominal price that mirrors such Investor’s shareholding percentage in the Company (calculated on a fully diluted and as-converted basis); provided that (i) the shareholding percentage of such nominee shareholder in the the Domestic Co. and/or the New VIE Company shall be decreased along with any decrease of such Investor’s shareholding percentage in the Company (calculated on a fully diluted and as-converted basis), so that the shareholding percentage of such nominee shareholder in the the Domestic Co. and/or the New VIE Company shall in any event no more than such Investor’s shareholding percentage in the Company (calculated on a fully diluted and as-converted basis) and (ii) all the fees and taxes incurred during such restructuring shall be assumed by such Investor and its nominee shareholder.

11.	CONFIDENTIALITY AND NON-DISCLOSURE.

11.1    Disclosure of Terms. Each Party hereto acknowledges that the terms and conditions (collectively, the “Terms”) of this Agreement, the other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below. Each Investor agrees with the Company that such Investor will keep confidential and will not disclose or divulge, any information which such Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and such Investor, or pursuant to information rights granted under this Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of such Investor, or unless the Company gives its written consent to such Investor’s release of the information.

11.2    Press Releases. Within sixty (60) days of the Closing, the Company may issue a press release related to the Closing, disclosing that any Investor has invested in the Company provided that (a) the release does not disclose any of the Terms, (b) the press release does not disclose the amount or other specific terms of the investment, and (c) the final form of the press release is approved in advance in writing by the Investor(s) mentioned therein. The Investor’s names and the fact that the Investors are shareholders in the Company can be included in a reusable press release boilerplate statement, so long as the relevant Investor has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding any Investor in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the relevant Investor’s prior written consent, which consent may be withheld at such Investor’s sole discretion.

11.3    Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary,

(a)    the Company may disclose any of the Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such Persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise;

(b)    any Investor (and its fund manager) may disclose the Investor’s investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark and may include links to the Company’s website (without requiring the Company’s further consent). If it does so, the other Parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by the Investor;

(c)    any Investor shall have the right to disclose:

(i)    any information to the Investor’s Affiliate or fund manager, the Investor’s and/or its fund manager’s and/or its Affiliate’s legal counsel, fund manager, auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee of the Investor, fund manager, or Affiliate or any of their respective investors or Affiliates, provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(ii)    any information for fund and inter-fund reporting purposes;

(iii)    any information as required by law, government authorities, exchanges and/or regulatory bodies, including by the Securities and Futures Commission of the Hong Kong, the China Securities and Regulatory Commission of the PRC or the Securities and Exchange Commission of the United States (or equivalent for other venues);

(iv)    any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company, and/or

(v)    any information contained in press releases or public announcements of the Company pursuant to Section 11.2 above.

(d)    the confidentiality obligations set out in this Section 11 do not apply to:

(i)    information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by any other Party hereto or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 11 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii)    information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii)    the disclosure of information by any director of the Company to its appointer or any of its affiliate or otherwise in accordance with the foregoing provisions of this Section 11.3.

11.4    Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms in contravention of the provisions of this Section 11, such Party (the “Disclosing Party”) shall if and to the extent that it can lawfully do so provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

11.5    Use of CDH’s Name or Logo. Without the prior written consent of CDH, and whether or not it or any Affiliate thereof is then a Shareholder of the Company, no Party hereto other than CDH itself shall or shall permit any Affiliate thereof to use, publish or reproduce the name or logo of CDH, or any similar name, trademark or logo in any manner, context or format (including references on or links to websites, in press releases, or in other public announcements).

12.	MISCELLANEOUS.

12.1    Effectiveness. This Agreement shall come into effect as of execution by all the Parties hereto, provided that, in respect of each New Investor, it shall become a Party to this Agreement and enjoy the rights and undertake the obligations hereunder only upon its being registered as a Shareholder of the Company pursuant to the Share Purchase Agreement.

12.2    Governing Law. This Agreement shall be governed in all respects by the laws of the Hong Kong without regard to conflicts of law principles.

12.3    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such provisions. Except as expressly stated otherwise, the rights of any Investor set forth in this Agreement are fully assignable to any Person (other than any Competitor) who holds or is acquiring Shares from such Investor. Each transferee, successors, or assignee of an Investor shall become a party of this Agreement by executing and delivering to the Company an Adherence Agreement in the form attached hereto as Exhibit B.

12.4    Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

12.5    Entire Agreement. This Agreement, the Share Purchase Agreement and any other Transaction Document, together with all the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof (including the Prior Shareholders Agreement); provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

12.6    Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; (c) when sent by email, upon the date of successful transmission, provided that the sending Party has received a system message indicating successful transmission or has not received a system message within 24 hours indicating failure of delivery or return of email; or (d) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the Parties as set forth in Exhibit C with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given in Exhibit C, or designate additional addresses, for purposes of this Section 12.6, by giving the other Parties written notice of the new address in the manner set forth above.

12.7    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Parties shall be cumulative and not alternative.

12.8    Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

12.9    Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.10    Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

12.11    Adjustment for Share Splits, etc. Whenever in this Agreement there is a reference to a specific number or percentage of the Preferred Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

12.12    Pronouns and etc. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits, schedules and annexes are to the exhibits, schedules and annexes attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, and (e) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated.

12.13    Dispute Resolution.

(a)    Negotiation Between Parties. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of the relevant Parties within thirty (30) days after the occurrence of the dispute, either Party to the dispute may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below.

(b)    Arbitration. In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) then in force, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the HKIAC Rules; and (ii) the language of the arbitration shall be Chinese. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. The award of the arbitral tribunal shall be final and binding upon the Parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

12.14    Shareholders Agreement to Prevail. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated M&A, the terms of this Agreement shall prevail except, as regards the Company the Restated M&A of the Company shall prevail. The Parties (other than the Company with respect to the Restated M&A of the Company) agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated M&A so as to eliminate such inconsistency.

12.15    Termination. This Agreement and all rights and covenants contained herein, except for obligations set forth in Sections 1, 3, 6, 10, 11, and 12, shall terminate on the closing of a Qualified IPO or a Deemed Liquidation Event, whichever shall first occur. If for the purpose of a Qualified IPO and as approved by the Preferred Majority, the Group Companies are required or advised by their counsel to conduct a reorganization, the Preferred Majority may elect to waive any or all of its preferred or special rights hereunder, effective as of the completion of such reorganization; provided that, in the event that the Qualified IPO does not occur within twelve (12) months after the completion of such reorganization, each of the Group Companies, the Founders and the Founder Holdcos shall take all such actions as necessary or desirable to restore all the rights and privileges of the Investors contained herein, including without limitation (i) causing the Company to amend the Restated M&A, (ii) causing the Company to issue to the Investors applicable class and number of shares of the Company, and (iii) entering into agreements containing substantially the same terms and conditions hereof.

12.16    Waiver from Existing Investors. Each of the Investors (other than the New Investors) hereby irrevocably and unconditionally waives and releases each of the Warrantors (as defined in the Share Purchase Agreement) from any claims such Investor may have for the failure of any Warrantor to comply with any obligations under the previous share purchase agreements, capital increase agreements and investment agreements entered into by and among the Warrantors, the Investor(s) and their respective Affiliates (to the extend applicable), and certain parties thereto before the date of the Share Purchase Agreement.

(The remainder of this page has been left blank intentionally.)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

Yunji Inc.

By:	/s/ XIAO Shanglue
Name:	XIAO Shanglue (肖尚略)
Title:	Director

THE HK CO.:

Yunji Holding Limited (雲集控股有限公司)

By:	/s/ XIAO Shanglue
Name:	XIAO Shanglue (肖尚略)
Title:	Director

DOMESTIC CO.:

Yunji Sharing Technology Co., Ltd. (云集共享科技有限公司)
(/s/ Seal of Yunji Sharing Technology Co., Ltd.)

By:	/s/ XIAO Shanglue
Name:	XIAO Shanglue (肖尚略)
Title:	Legal Representative

THE OPERATING CO.:

Zhejiang Jishang Youxuan E-Commerce Co., Ltd. (浙江集商优选电子商务有限公司 )
(/s/ Seal of Zhejiang Jishang Youxuan E-Commerce Co., Ltd.)

By:	/s/ XIAO Shangce
Name:	XIAO Shangce (肖尚策)
Title:	Legal Representative

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE WFOE:

Hangzhou Yunchuang Sharing Network Technology Co., Ltd. (杭州云创共享网络科技有限公司 )
(/s/ Seal of Hangzhou Yunchuang Sharing Network Technology Co., Ltd.)

By:	/s/ XIAO Shanglue
Name:	XIAO Shanglue (肖尚略)
Title:	Legal Representative

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE FOUNDER HOLDCOS:

Lanlan Ltd.

By:	/s/ XIAO Shanglue
Name:	XIAO Shanglue (肖尚略)
Title:	Director

THE FOUNDERS:

/s/ XIAO Shanglue
Name:	XIAO Shanglue (肖尚略)

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE FOUNDER HOLDCOS:

Kingwangpeng Holdings Limited

By:	/s/ WANG Peng
Name:	WANG Peng (王鹏)
Title:	Director

THE FOUNDERS:

/s/ WANG Peng
Name:	WANG Peng (王鹏)

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

Eastern Bell XIX Investment Limited

By:	/s/ SUN Yanhua
Name:	SUN Yanhua
Title:	Director

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

FASTURN OVERSEAS LIMITED

By:	/s/ LIN NING DAVID
Name:	LIN NING DAVID
Title:	Authorized Representative

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

CPYD Singapore Pte. Ltd.

By:	/s/ Lawrence Lim
Name:	Lawrence Lim
Title:	Director

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

Eastern Bell XII Investment Limited

By:	/s/ YIN Junping
Name:	YIN Junping
Title:	Director

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

TRUSTBRIDGE PARTNERS IV, L.P.

By:	/s/ LIN NING DAVID
Name:	LIN NING DAVID
Title:	Authorized Representative

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

China Renaissance Corporation

By:	/s/ BAO FAN
Name:	BAO FAN
Title:	Director

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

Acceleration S Limited

By:	/s/ William Hsu
Name:	William Hsu
Title:	Director

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

China TH Capital Limited

By:	/s/ SONG Liangjing
Name:	SONG Liangjing
Title:	Director

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

Fountain Sight Limited

By:	/s/ Werkun Krzysztof
Name:	Werkun Krzysztof
Title:	Director

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

Shanghai Fengxian Information and Technology Development Partnership (LLP) (上海丰羡信息科技发展合伙企业(有限合伙 ))
(/s/ Seal of Shanghai Fengxian Information and Technology Development Partnership (LLP))

By:	/s/ WANG Xinwei
Name:	WANG Xinwei
Title:	Authorized Representative

[Signature Page to the Amended and Restated Shareholders Agreement – Yunji Inc.]

Schedule A-1

PRC Subsidiaries

1.	Hangzhou Jixi Enterprise Management and Consulting Co., Ltd. (杭州集喜企业管理咨询有限公司);

2.	Zhejiang Youji Supply Chain Management Co., Ltd. (浙江优集供应链管理有限公司);

3.	Huzhou Delue Network Technology Co., Ltd. (湖州德略网络科技有限公司);

4.	Zhejiang Zhelue Network Technology Co., Ltd. (浙江哲略网络科技有限公司);

5.	Hangzhou Jichuang Network Technology Co., Ltd. (杭州集创网络科技有限公司);

6.	Zhejiang Jishang Youxuan E-Commerce Co., Ltd. (浙江集商优选电子商务有限公司);

7.	Zhejiang Jishang Network Technology Co., Ltd. (浙江集商网络科技有限公司);

8.	Zhejiang Jiyuan Network Technology Co., Ltd. (浙江集远网络科技有限公司); and

9.	Anhui Delue Network Technology Co., Ltd. (安徽德略网络科技有限公司).

[Schedule A to the Amended and Restated Shareholders Agreement – Yunji Inc.]

Schedule A-2

Founders

Name of Founder	PRC ID
XIAO Shanglue (肖尚略)	******
WANG Peng (王鹏)	******

[Schedule A to the Amended and Restated Shareholders Agreement – Yunji Inc.]

Schedule A-3

Founder Holdcos

Name of the Company	Place of Incorporation	Ownership
Lanlan Ltd.	British Virgin Islands	100% owned by XIAO Shanglue (肖尚略)
Kingwangpeng Holdings Limited	British Virgin Islands	100% owned by WANG Peng (王鹏)

[Schedule A to the Amended and Restated Shareholders Agreement – Yunji Inc.]

Schedule B-1

Series Seed Investors

Name	No. of Series Seed Preferred Shares	Purchase Price
FASTURN OVERSEAS LIMITED	149,200,000	USD in equivalent to RMB20,000,000
Eastern Bell XIX Investment Limited	223,800,000	USD in equivalent to RMB30,000,000

[Schedule B to the Amended and Restated Shareholders Agreement – Yunji Inc.]

Schedule B-2

Series A Investors

Name	No. of Series A Preferred Shares	Purchase Price
CPYD Singapore Pte. Ltd.	215,800,000	US$20,000,000
Eastern Bell XII Investment Limited	56,800,000	USD in equivalent to RMB33,160,000
TRUSTBRIDGE PARTNERS IV, L.P.	111,000,000	US$555
China Renaissance Corporation	5,600,000	US$28

[Schedule B to the Amended and Restated Shareholders Agreement – Yunji Inc.]

Schedule B-3

Series B Investors

Name	No. of Series B Preferred Shares	Purchase Price
Acceleration S Limited	110,803,324	US$100,000,000
China TH Capital Limited	1,108,033	US$1,000,000

[Schedule B to the Amended and Restated Shareholders Agreement – Yunji Inc.]

Schedule B-4

Series B+ Investors

Name	No. of Series B+ Preferred Shares	Purchase Price
Fountain Sight Limited	5,276,349	US$5,000,000
Shanghai Fengxian Information and Technology Development Partnership (LLP) (上海丰羡信息科技发展合伙企业(有限合伙))	15,829,046	US$15,000,000

[Schedule B to the Amended and Restated Shareholders Agreement – Yunji Inc.]

Annex A

Definitions

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Share Purchase Agreement.

“Actual Controller” shall mean XIAO Shanglue (肖尚略).

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of any Investor, shall include (i) any Person who holds Shares as a nominee for the Investor, (ii) any shareholder of the Investor, (iii) any entity or individual which has a direct and indirect interest in the Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Investor, its shareholder, the general partner or the fund manager of the Investor or its shareholder, (v) the relatives of any individual referred to in (ii), (iii) and (iv) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, an Investor shall not be deemed to be an Affiliate of any Group Company.

“Board” shall mean the board of directors of the Company.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in Cayman Islands, the Hong Kong or the PRC.

“CDH” shall mean Acceleration S Limited.

“Charter Documents” shall mean, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing” has the meaning ascribed to it in Section 2.3 of the Share Purchase Agreement.

“Control”, with respect to any third party, shall have the meaning ascribed to it in Rule 405 under the Securities Act, and shall be deemed to exist for any party (a) when such party holds at least fifty percent (50%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party or (b) over other members of such party’s immediate family. Immediate family members include, without limitation, a Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

[Annex A to the Amended and Restated Shareholders Agreement – Yunji Inc.]

“Conversion Shares” shall mean Ordinary Shares issuable or issued upon conversion of the Preferred Shares of the Company.

“Crescent” shall mean CPYD Singapore Pte. Ltd.

“Deemed Liquidation Event” has the meaning set forth in the Restated M&A.

“Director” shall mean a member of the board of directors of the Company.

“Eastern Bell” shall mean, collectively, Eastern Bell XIX Investment Limited and Eastern Bell XII Investment Limited.

“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended.

“FCPA” shall mean the Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended.

“Group Companies” shall mean Company, the HK Co., the WFOE, the Domestic Co., the PRC Subsidiaries, the HK Subsidiary, and each Person (except individuals) Controlled by the Company and their respective Subsidiaries from time to time (each a “Group Company”), unless the context specifically indicates otherwise.

“HK Subsidiary” shall mean Yunji HongKong Limited.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

“Huaxing” shall mean, collectively, China Renaissance Corporation, Huaxing RMB and Huaxing US.

“Huaxing RMB” shall mean Shanghai Fengxian Information and Technology Development Partnership (LLP) (上海丰羡信息科技发展合伙企业(有限合伙)), a limited partnership established in the PRC.

“Huaxing US” shall mean Fountain Sight Limited, a limited liability company incorporated in the British Virgin Islands.

“IAS” shall mean the applicable International Accounting Standards published by the International Accounting Standards Board from time to time.

“Intellectual Property” shall mean any and all (a) patents, patent rights, patent applications, and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (d) URLs, domain names, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (f) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (g) trade names, trade dress, trademarks, service marks, and registrations and applications therefor, and (h) the goodwill of the business symbolized or represented by the foregoing, customer lists and other confidential and proprietary information and common-law rights.

[Annex A to the Amended and Restated Shareholders Agreement – Yunji Inc.]

“Investment Securities” shall mean the Preferred Shares and/or the Conversion Shares.

“New Investors” shall mean, collectively, TH Capital, Huaxing US and Huaxing RMB.

“Ordinary Majority” shall mean the holders representing more than fifty percent (50%) of the Ordinary Shares then outstanding, voting as a single class on an as-converted basis.

“Ordinary Shareholders” shall mean the holders of the Ordinary Shares of the Company.

“Ordinary Shares” shall mean the ordinary shares of the Company, par value US$0.000005 per share.

“Person” shall mean any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC” shall mean the People’s Republic of China, excluding the Hong Kong, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Subsidiaries” shall mean the entities set forth on Schedule A-1, and “PRC Subsidiary” shall mean any one of such entities.

“Preferred Majority” shall mean collectively, the Series Seed Majority, the Series A Majority and the Series B Majority.

“Preferred Shares” shall mean the Company’s Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred, Series B+ Preferred Shares Shares and/or other preferred shares of the company that may be issued from time to time.

“Preferred Shareholders” shall mean the holders of the Preferred Shares of the Company.

“Qualified IPO” shall mean a public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) registered under the Securities Act and with an implied pre-money valuation of US$4,000,000,000 (or equivalent RMB) or more, or in a similar public offering of Ordinary Shares in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system outside of the United States, including the Stock Exchange of Hong Kong Limited, the Shanghai Stock Exchange and the Shenzhen Stock Exchange, provided such public offering is equivalent to the aforementioned in terms of offering proceeds and regulatory approval, and is approved by the Preferred Majority.

[Annex A to the Amended and Restated Shareholders Agreement – Yunji Inc.]

“Relevant Period” shall mean in relation to any Founder, the period during which the Founder is directly or indirectly a shareholder, director, officer and/or employee (either a full-time employee or a part-time employee) and/or has any direct or indirect interest (legal or beneficial) in the capital of any of the Group Companies.

“Restriction Period” shall mean two (2) years after the expiration of the Relevant Period.

“Restated M&A” shall mean the Second Amended and Restated Memorandum and Articles of Association of the Company in the form attached as Exhibit A to the Share Purchase Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Series Seed Majority” shall mean the holders holding more than two-thirds (2/3) of the then outstanding Series Seed Preferred Shares, voting as a single class on an as-converted basis.

“Series Seed Preferred Shares” shall mean the Company’s Series Seed Preferred Shares, par value US$0.000005 per share.

“Series A Majority” shall mean the holders holding more than fifty percent (50%) of the then outstanding Series A Preferred Shares, voting as a single class on an as-converted basis.

“Series A Preferred Shares” shall mean the Series A Preferred Shares of the Company, par value US$0.000005 per share.

“Series B Majority” shall mean the holders holding more than fifty percent (50%) of the then outstanding Series B Preferred Shares and the then outstanding Series B+ Preferred Shares, voting as a single class on an as-converted basis.

“Series B Preferred Shares” shall mean the Series B Preferred Shares of the Company, par value US$0.000005 per share.

“Series B+ Preferred Shares” shall mean the Series B+ Preferred Shares of the Company, par value US$0.000005 per share.

“Shareholders” shall mean the Ordinary Shareholders and the Preferred Shareholders (each a “Shareholder”), unless the text specifically indicates otherwise.

“Shares” shall mean all Preferred Shares and all Ordinary Shares now owned or subsequently acquired by any shareholder.

“Smallyes Group Companies” shall mean, collectively, Zhejiang Smallyes Network Technology Co., Ltd. (浙江小也网络科技有限公司), Hangzhou Smallyes Cosmetics Co., Ltd. (杭州小也化妆品有限公司) and Shanghai Suye Cosmetics Co., Ltd. (上海素野化妆品有限公司).

[Annex A to the Amended and Restated Shareholders Agreement – Yunji Inc.]

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IAS or U.S. GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. Notwithstanding the above, as applied to the Company, the term “Subsidiary” or “subsidiary” includes the the HK Co., the WFOE, Domestic Co, the PRC Subsidiaries and the HK Subsidiary.

“TH Capital” shall mean China TH Capital Limited.

“Trade Sale” shall mean any of the following events:

(i)     the acquisition of any Group Company (whether by a sale of equity, merger or consolidation) in which in excess of fifty percent (50%) of such Group Company’s voting power outstanding before such transaction is transferred;

(ii)    the sale, transfer or other disposition of all or substantially all of the assets, or Intellectual Property of any Group Company; or

(iii)     the exclusive licensing of all or substantially all of any Group Company’s Intellectual Property rights.

“Transaction Documents” shall mean this Agreement, the Share Purchase Agreement, the Restated M&A, the Resturcturing Agreements, the exhibits attached to any of the foregoing and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby.

“Trustbridge” shall mean, collectively, FASTURN OVERSEAS LIMITED and TRUSTBRIDGE PARTNERS IV, L.P.

“US$” and “USD” shall mean the lawful currency of the United States of America.

“U.S. GAAP” shall mean the accounting principles generally accepted in the United States.

[Annex A to the Amended and Restated Shareholders Agreement – Yunji Inc.]

EXHIBIT A

PROTECTIVE PROVISIONS

Part I    Acts of the Group Companies Requiring Approval of Preferred Majority

In addition to such other restrictions or limitations as may be provided herein or in other Transaction Documents, for so long as any Preferred Share remains outstanding, each Group Company shall not, and each of the Warrantors (as defined under the Share Purchase Agreement) shall procure each Group Company not to, directly or indirectly, and whether by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the actions listed in this Part I of Exhibit A without the prior written consent of the Preferred Majority. Notwithstanding anything to the contrary contained herein, where any act listed in this Part I of Exhibit A requires the approval of the Shareholders in accordance with the Statute, and if the Shareholders vote in favour of such act but the approval of the Preferred Majority has not yet been obtained, the Preferred Shareholders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of such act plus one (1).

(a)	any change to the Restated M&A or other Charter Documents of the Company or any of its Subsidiaries;

(b)

any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company;

(c)

increase, reduce or cancel the authorized or issued share capital of the Company and/or any of its Subsidiaries or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants (but excluding any redemption provided under Article 19 of the Restated M&A) or grant or issue any options rights or warrants of which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of the holders of the Preferred Shares in the Company;

(d)	the consolidation or merger with or into any other business entity or change of control of any Group Company;

(e)

take any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the holders of the Preferred Shares;

(f)	any Deemed Liquidation Event (but excluding any Drag-Along Sale);

(g)

the declaration or payment or change of policy of a dividend or other distributions on any securities of any Group Company; capitalization of the premiums of the Company and/or any of its Subsidiaries;

(h)	any increase or decrease in the size of the Board;

(i)	adopt the annual budget of the Group Companies or any substantial amendment to the business plan or annual budgets of the Group Companies previously adopted;

(j)	substantial change to the principle business of the Group Companies;

(k)	any financing plan by the Group Companies from other investors; and

(l)

enter into or change arrangements for any public offering of the Company’s or any of its Subsidiaries’ securities, including the selection of any underwriter, accountant, counsel, and the exchange stock for such offering; approval on the offering or listing scheme, valuation and pre-listing restructuring plan of the Group Companies.

[Exhibit A to the Amended and Restated Shareholders Agreement – Yunji Inc.]

Part II    Acts of the Group Companies Requiring Approval of the Investor Directors

In addition to such other restrictions or limitations as may be provided herein or in other Transaction Documents, for so long as there is any Investor Director, each Group Company shall not, and each of the Warrantors shall procure each Group Company not to, directly or indirectly, and whether by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the actions listed in this Part II of Exhibit A without the prior written consent of all the Investor Directors. Notwithstanding anything to the contrary contained herein, where any act listed in this Part II of Exhibit A requires the approval of the Board in accordance with the Statute, and if the Board vote in favour of such act but the approval of all the Investor Directors have not yet been obtained, the Investor Directors shall have the voting rights equal to the aggregate voting power of all the Directors who voted in favor of such act plus one (1).

(a)

any investment into other company, partnership, trust, joint venture or entity which is in excess of US$1,000,000 in respect of any one (1) transaction or in related transactions in any fiscal year by the Company and/or any of its Subsidiaries; or establishment of any joint venture with investment amount exceeding US$1,000,000;

(b)

any borrowing beyond the annual budget in excess of US$2,000,000 in respect of any one (1) transaction or in related transactions in any fiscal year by the Company and/or any of its Subsidiaries other than any short-term financing obtained from banks or other financial institutions in the ordinary course of business;

(c)	purchase or lease of any assets with value exceeding US$500,000 in a single transaction or series of related transactions by any Group Company beyond the annual budget of the Group Companies;

(d)

any related party transaction between any Group Company and any shareholder, director, officer, employee, or any Affiliate of the foregoing, any Affiliate of any Group Company, or any shareholder, director, officer, employee of any Affiliate of any Group Company, or any other entity in which any Founderholds any euiqyt interest beyond the ordinary course of business (in respect of any transaction between any Group Company and any Smallyes Group Company, only applicable to any transaction the scope and amount of which substantially differ from those existing as of the date hereof);

(e)

beyond the ordinary course of business, any loan provided by any Group Company to any third party in an amount exeeding US$1,000,000; or the provision of any guarantee or security for or in connection with any indebtedness of liabilities of any third party (excluding any loan or guarantee existing as of the date hereof);

(f)	create or issue any debenture constituting a pledge, lien or charge on the material assets (the amount of which exceeding 5% of the total book value of the Group Companies) of any Group Company;

[Exhibit A to the Amended and Restated Shareholders Agreement – Yunji Inc.]

(g)	sell, transfer or dispose of material assets (the amount of which exceeding 5% of the total book value of the Group Companies) or business of any Group Company;

(h)

sell, transfer, license, charge, encumber or otherwise dispose of any material technology or material trademarks, patents, copyrights or other intellectual property owned by any Group Company (exluding any technology license necessary in the ordinary course of business);

(i)	sale, transfer, dispose of or dilute the Company’s interest, directly or indirectly, in any of its Subsidiaries; or approval on the equity transfer of any Subsidary;

(j)

any adoption, amendment or termination of any bonus or profit sharing scheme, including any employee share option or share participation scheme or any employee incentive scheme, but excluding the ESOP provided under Section 10.4 in connection with 191,663,158 Ordinary Shares and corresponding options;

(k)	appoint or dismissal of the chief executive officer and chief financial officer of the Company and/or any of its Subsidiaries;

(l)	raise, withdraw, settler or reconcile any claim in relation to dispute involving more than US$1,000,000; and

(m)	appoint or change the auditors of the Company and/or any of its Subsidiaries; or substantial change to the accounting policy of the Company and/or any of its Subsidiaries.

[Exhibit A to the Amended and Restated Shareholders Agreement – Yunji Inc.]